UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 15, 2011

APPLIED ENERGETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On December 14, 2011, NewOak Capital Markets LLC (“NewOak”), formerly known as J. Giordano Securities LLC, the placement agent for Applied Energetics, Inc.’s (the “Registrant”) October 2005 private placement of preferred stock, filed a lawsuit in the United States District Court for the Southern District of New York against the Registrant and two former officers and directors.  NewOak alleges that the Registrant made material misrepresentations prior to the October 2005 private placement concerning the development of its counter-IED products.

The Registrant previously settled class action and derivative lawsuits concerning certain alleged misrepresentations.  NewOak, however, opted out of the class action and filed a Statement of Claim for arbitration against us with Financial Industry Regulatory Authority (FINRA).  On July 13, 2011, the United States Court of Appeals, Second Circuit ruled that the dispute was not subject to arbitration and that the arbitration may not proceed.

NewOak alleges that the alleged misrepresentation constituted breaches of its agreements with the Registrant and that the Registrant breached warranties it made to NewOak in connection with the October 2005 private placement.  NewOak seeks indemnification and recovery for alleged breach of contract, unjust enrichment, quantum meruit, fraudulent misrepresentation, tortuous interference with prospective economic relations and violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and seeks an award of monetary damages in excess of $53.76 million, plus attorney’s fees and costs and such other and further relief as the court deems just and appropriate.

As of the date of this report the Registrant has not been served with the complaint.  The Registrant is unable to evaluate the likelihood of an unfavorable outcome or estimate the range of potential loss, if any. The Registrant intends to defend itself vigorously and believes it has substantial defenses to the claims.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC. (Registrant)

By:	/s/ Humberto Astorga
Humberto Astorga
Principal Financial Officer

Date:  December 20, 2011